Exhibit 10.20

Sales Commission Plan V.P., Global Sales
The following is the outline of your 2007 commission Plan. The plan is effective January 1, 2007. For the purposes of this plan, the plan year is January 1, 2007 through December 31, 2007.
Objectives:
The following outlines the objectives for the V.P., Global Sales Commission Plan:
•	Target a total cash compensation (base salary + commissions) of $325K annually

•	Incentive to drive cash system sales and utilization of IVUS and FM disposable products in the U.S., JAPAN and APLAC and sales regions

•	Increase incentive to drive revenue beyond quota and achieve territory business objectives with an “over plan” commission rate
Base Commission:
The plan contains a two-tiered commission rate structure, “at plan” and “over plan” allowing for higher commission payout for performance above the established quotas. Your commission will be calculated using the following commission guidelines:
•	Capital Placements & Disposable Utilization “at plan” commission rate: Applies to the Grand Total GAAP revenue up to plan (quota) as reported by Finance for each quarter for the U.S., JAPAN and APLAC sales regions.
Over Plan Commission:
•	Capital Placements & Disposable Utilization “over plan” commission rate: This rate is applied to the Grand Total GAAP revenue reported by Finance that exceeds the annual revenue quota. (See Over Plan Commission section below for revenue.)
As an incentive to drive additional sales, there is an additional “over plan” commission rate applied to all revenue generated above your revenue quota. The over plan rate will be calculated at the end of the plan year to all GAAP revenue reported by Finance that exceed the annual revenue quota. The annual revenue quota will be the sum of H1’07 and H2’07 revenue plans. The payment of any over plan commission is contingent upon the achievement of the business objectives for your territories and subject to final approval by the Volcano Board of Directors. This additional commission rate is also shown on your quota sheet.
If a new product line is added during the period of this time that constitutes a significant revenue contributor and was not part of the final, board approved revenue plans for H1’07 or H2’07, you will receive additional communication on the specific quota and associated commission rate(s). The revenue produced for this new product line will not be factored into the above-referenced base commission calculations or the “Over Plan” commission calculations.
See the enclosed Sales Targets H1’07 document to see your quotas and corresponding commission rates.
Payment of Commissions:
Commissions calculated quarterly under this plan are earned and paid on the following basis:
Quarterly: 50% of calculated quarterly commissions, up to 100% of plan, will be paid within 30 days of end of quarter.

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Annually: Remaining quarterly commissions for the plan year are calculated by applying the at plan commission rate to the final eligible sales revenue, then subtract out all quarterly commissions paid during the plan year. In addition, 100% of any “over plan” calculated commissions are paid annually after approval by the Volcano Board of Directors.
Earned commissions are defined as the amount determined by applying your commission rate to the Grand Total GAAP Revenue for U.S, JAPAN and APLAC sales regions as reported by Finance for the applicable period.
If you cease employment for any reason, advances will immediately cease and any remaining commissions will be paid after accounting for all allowances, rebates, credits and returns received by the company at any time prior to final payment that have not been previously deducted, and will be paid within 30 days of the end of the month in which the cessation of employment has occurred. You must be employed for the entire quarter to qualify for that quarter’s earned commission, and you must be employed for the entire year to qualify for that year’s commission.
Plan Guidelines:
General
Business conditions and new product launches may necessitate modifications of this Plan. Such modifications will be made at the sole discretion of the President and Chief Executive Officer.
Commissions are based on shipped and invoiced product net of any adjustments. Credits, discounts, rebates or other pricing deviations from list price may reduce commissionable revenue.
Forfeiture / Exceptions
Forfeiture of payment under this Plan will result if the sales staff member fails to report a conflict of interest or engages in dishonesty, falsification of financial information, or any serious misconduct in connection with employment of Volcano Corporation.
Administration
The administration of this Plan is the responsibility of the V.P., Global Sales Compensation Team comprised of the following:
President and Chief Executive Officer
Chief Financial Officer
V.P., Finance & Corporate Controller
V.P., Human Resources
Sales Analysis Manager
All questions and issues arising from or relating to this Plan, including the allocation or authorization of allowances, rebates, credits and returns, will be resolved by the Volcano Corporation V.P., Global Sales Compensation Team, at its sole discretion. This decision will be final.
This Plan, or any part of this Plan, does not constitute a contract of employment with or a guarantee of payment of commission with the sales staff member. The Volcano Corporation V.P., Global Sales Compensation Team may, at its sole discretion, at any time, terminate or modify, in whole or in part, provisions of this Plan, with or without notice, or the consent of the sales staff member.
If you have further questions regarding this Plan, please contact a representative of the V.P., Global Sales Compensation Team.

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